Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal First Quarter, Three Month 2015 Earnings,
Financial Results
Quarterly Performance Demonstrates Year-Over-Year Earnings Growth and Strong Asset Quality

Eau Claire, WI, January 23, 2015 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal N.A. (the “Bank”), a national banking association offering full-service retail banking and commercial lending, today announced unaudited financial results for the fiscal first quarter of 2015 ended December 31, 2014. The Bank's results reflected year-over-year earnings growth, an increase in non-interest income and strong asset quality. For the three months ended, December 31, 2014, net income was $715,000, or $0.14 per diluted share, up 136.0% compared with net income of $303,000, or $0.06 per diluted share, for the three months ended December 31, 2013.

Edward H. Schaefer, President and CEO, stated: "We believe the Company's fiscal first quarter operating results demonstrate consistent improvements in earnings. Credit quality remained strong, as reflected in lower levels of nonperforming loans and net charge-offs when compared with the same period in the prior year, allowing us to reduce our loan loss provision. Non-interest income improved, while non-interest expenses were reduced. Our commercial lending and relationship banking efforts continue to yield positive results as we work to diversify our portfolio and offer new deposit and loan products and services."

Highlights

•
The increase in earnings during the fiscal first quarter of 2015 over the prior year quarter, was primarily driven by an increase in non-interest income, a decrease in non-interest expense and a lower provision for loan losses.

•
Net interest income decreased $139,000 or 2.8% for the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013, primarily due to loan sales of fixed rate longer term consumer real estate loans in the amount of $7.6 million in September 2014 and $8.1 million in October 2014. “These loan sales are part of the Company’s ongoing loan portfolio and balance sheet management activities,” Schaefer explained. “These activities are undertaken to manage, among other things, the Company’s interest rate risk and liquidity."

•
Total non-interest income increased $158,000 or 18.0% in the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013, primarily due to secondary market loan origination fees and the receipt of a loan sale premium occurring during the first quarter of 2015.

•
The Company’s provision for loan losses was $235,000 for the three months ended December 31, 2014, as compared to $600,000 for the three months ended December 31, 2013. The allowance for loan losses, as a percent of total outstanding loans, increased at December 31, 2014, to 1.42% from 1.38% at September 30, 2014, due to a decrease in outstanding loan balances. The Bank continues to maintain a separate restricted reserve account at 2.76% for any outstanding purchased indirect consumer loan balances. The allowance for loan losses, as a percent of total outstanding loans, net of these purchased indirect consumer loans, was 1.54% as of December 31, 2014 and 1.49% as of September 30, 2014, respectively.

•
Total non-interest expense was $4.5 million for the fiscal first quarter ended December 31, 2014, compared with $4.8 million for the fiscal first quarter ended December 31, 2013, primarily reflecting reduced salaries and related benefit costs, as well as reduced office expenses realized from efficiencies attained over recent years through management initiatives, including branch closures.

•
The Bank continues to be well capitalized by accepted regulatory standards. The Bank's tier 1 capital to adjusted total assets ratio was 10.0% at December 31, 2014 and September 30, 2014. The Bank’s total capital to risk weighted assets ratio was 16.2% at December 31, 2014, compared with 16.1% at September 30, 2014.

•	Total assets increased $1.5 million to $571.3 million as of December 31, 2014 from $569.8 million at September 30, 2014.

•
Total loans decreased $9.7 million to $460.7 million as of December 31, 2014, from $470.4 million at September 30, 2014, primarily due to the loan sale in October 2014 of fixed rate longer term consumer real estate loans in the amount of $8.1 million.

•
Total deposits at December 31, 2014 increased to $454.4 million, compared with $449.8 million at September 30, 2014, primarily due to an increase in consumer checking, commercial and municipal deposits, offset by deposit runoff in the markets where branch closures were announced.

•
The Company's book value per share at December 31, 2014, increased to $11.28 compared with $11.09 at September 30, 2014, primarily reflecting the Company's growth and operations improvement between the periods.

As previously announced, the Bank closed three in-store branch offices in January 2015. Accelerated depreciation expense related to these additional branch closures totaled $209,000 during the quarter ended December 31, 2014. Excluding this accelerated depreciation expense, net income during the quarter ended December 31, 2014 was $840,400 or $0.16 per diluted share (non-GAAP) calculated (and reconciled to the nearest GAAP measurement) as follows:

Fiscal 2015, Three Months ended December 31, 2014
Net income after tax	$715,000	$715,000
Accelerated depreciation expense after tax ($209,000*.60)		125,400
Net income excluding accelerated depreciation expense		$840,400

Fiscal 2015, Three months ended December 31, 2014
Average fully diluted shares of common stock outstanding	5,212,154	5,212,154
Earnings per diluted share of common stock	$0.14	$0.16

"Although we continue to see expenses related to branch closures, which have a negative impact on current earnings, we believe the efficiencies that have occurred as a result of the closures will continue to have a positive impact on future earnings and will allow us to expand in markets within our footprint," explained Schaefer.

Income Statement and Balance Sheet Overview

Total interest and dividend income declined to $6.0 million during the quarter ended December 31, 2014, compared to $6.1 million during the quarter ended December 31, 2013. The Company reported total interest expense of $1.1 million during each of the quarters ended December 31, 2014 and December 31, 2013.

Net interest income after provision for loan losses was $4.6 million during the fiscal first quarter of 2015, compared to $4.4 million during the fiscal first quarter of 2014.

Non-interest income increased to $1.0 million during the quarter ended December 31, 2014, compared with $876,000 during the same period of the prior fiscal year, mainly due to increases in loan fees and service charges.

Total non-interest expense decreased $289,000 during the quarter ended December 31, 2014, compared with the quarter ended December 31, 2013, primarily reflecting reduced employee and office expenses as well as delayed branch closure costs. "Although we closed branches in December of fiscal 2014 and in January of fiscal 2015, we continue to analyze our market area for opportunities and expand in places like Mankato, Minnesota, where we plan to open our new branch in July 2015," Schaefer explained.

Net interest margin was 3.47% and the Bank's net interest spread was 3.36% as of December 31, 2014, compared with net interest margin of 3.61% and net interest spread of 3.54% at September 30, 2014.

Total loans decreased $9.7 million to $460.7 million as of December 31, 2014, from $470.4 million at September 30, 2014, primarily due to the loan sale in October 2014 of fixed rate longer term consumer real estate loans in the amount of $8.1 million.

Total deposits at December 31, 2014 increased to $454.4 million, compared with $449.8 million at September 30, 2014, primarily due to an increase in consumer checking, commercial and municipal deposits, offset by deposit runoff in the markets where branch closures took place.

The Company’s allowance for loan losses was $6.5 million for each of the quarters ended December 31, 2014 and December 31, 2013. Non-accruing loans declined to $1.1 million at December 31, 2014, compared with $1.2 million at September 30, 2014. Net loans charged off for the quarter ended December 31, 2014 were $276,000, compared with $495,000 for the same period in the prior year.

Non-performing loan balances as of December 31, 2014 decreased $162,000 or 10.2% during the quarter ended December 31, 2014 from their balances at September 30, 2014. At December 31, 2014, the Company's allowance for loan losses to total non-performing loans was 460.1% compared to 410.5% as of September 30, 2014. Non-performing loans as a percentage of total loans improved from 0.34% as of September 30, 2014 to 0.31% as of December 31, 2014.

Loans 30 days or more past due were $4.5 million as of December 31, 2014, compared with $2.8 million as of September 30, 2014, due to seasonal loan delinquency. As a ratio to total loans, past due loans increased to 0.98% at December 31, 2014 from 0.58% as of September 30, 2014. Schaefer explained, "Although we experienced a seasonal increase in loan delinquency for the quarter ended December 31, 2014 compared to September 30, 2014, past due loan balances as of December 31, 2014 were less than past due loan balances as of the the same date in the prior year. As of December 31, 2013, loans 30 days or more past due were $5.4 million or 1.21% of total loans."

At December 31, 2014, the Bank's total capital to risk weighted assets was 16.2%, tier 1 capital to risk weighted assets was 15.0% and tier 1 capital to adjusted total assets was 10.0%. All ratios exceeded regulatory standards as of the quarter ended December 31, 2014 for a well-capitalized institution. The Company's book value per share was $11.28 per common share as of December 31, 2014, compared to $11.09 per common share as of September 30, 2014.

Schaefer concluded: “We believe our fiscal 2015 first quarter operating results are a continuation of improved earnings and increased shareholder value. Our team remains dedicated to providing quality products and services, which we believe will result in future growth opportunities and allow us to remain a strong, stable, independent bank."

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 20 branch locations, including 11 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2014 filed with the Securities and Exchange Commission on December 8, 2014. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this report.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
December 31, 2014 (unaudited) and September 30, 2014 (derived from audited financial statements)
(in thousands, except share data)

	December 31, 2014	September 30, 2014
Assets
Cash and cash equivalents	$19,557	$11,434
Other interest-bearing deposits	1,245	245
Investment securities (at fair value of $72,099 and $70,997)	72,008	70,974
Non-marketable equity securities, at cost	5,275	5,515
Loans receivable	460,704	470,366
Allowance for loan losses	(6,547)	(6,506)
Loans receivable, net	454,157	463,860
Office properties and equipment, net	3,321	3,725
Accrued interest receivable	1,484	1,478
Intangible assets	147	161
Foreclosed and repossessed assets, net	1,190	1,050
Other assets	12,892	11,373
TOTAL ASSETS	$571,276	$569,815
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$454,404	$449,767
Federal Home Loan Bank advances	53,891	58,891
Other liabilities	4,360	3,864
Total liabilities	512,655	512,522
Stockholders' equity:
Common stock - $0.01 par value, authorized 30,000,000; 5,195,714 and 5,167,061 shares issued and outstanding, respectively	52	52
Additional paid-in capital	54,434	54,257
Retained earnings	4,764	4,049
Unearned deferred compensation	(205)	(223)
Accumulated other comprehensive loss	(424)	(842)
Total stockholders' equity	58,621	57,293
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$571,276	$569,815

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three Months Ended December 31, 2014 and 2013
(in thousands, except per share data)

	Three Months Ended
	December 31, 2014	December 31, 2013
Interest and dividend income:
Interest and fees on loans	$5,596	$5,722
Interest on investments	364	361
Total interest and dividend income	5,960	6,083
Interest expense:
Interest on deposits	952	948
Interest on borrowed funds	167	155
Total interest expense	1,119	1,103
Net interest income	4,841	4,980
Provision for loan losses	235	600
Net interest income after provision for loan losses	4,606	4,380
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	—	333
Portion of gain (loss) recognized in other comprehensive loss (before tax)	—	(412)
Net gains on sale of available for sale securities	2	—
Net losses on available for sale securities	2	(79)
Service charges on deposit accounts	472	553
Loan fees and service charges	355	217
Other	205	185
Total non-interest income	1,034	876
Non-interest expense:
Salaries and related benefits	2,175	2,269
Occupancy	820	635
Office	256	381
Data processing	389	364
Amortization of core deposit intangible	14	14
Advertising, marketing and public relations	98	76
FDIC premium assessment	104	105
Professional services	319	218
Other	317	719
Total non-interest expense	4,492	4,781
Income before provision for income tax	1,148	475
Provision for income taxes	433	172
Net income attributable to common stockholders	$715	$303
Per share information:
Basic earnings	$0.14	$0.06
Diluted earnings	$0.14	$0.06
Cash dividends paid	$—	$—